Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal Year 2025 Results

Q2 Fiscal Year 2025 Highlights
•Net income attributable to our common shareholder of $128 million, down 18% YoY; Net income attributable to our common shareholder excluding special items was $179 million, down 1% YoY
•Adjusted EBITDA of $462 million, down 5% YoY; up 1% excluding negative $25 million net impact from Sierre flooding
•Rolled product shipments of 945 kilotonnes, up 1% YoY
•Adjusted EBITDA per tonne shipped of $489, down 6% YoY
•Restarted production at Sierre, Switzerland, plant following severe flooding in June 2024

ATLANTA, November 6, 2024 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the second quarter of fiscal year 2025.
“Our global footprint allowed us to achieve record beverage packaging shipments in the quarter and also mitigate the impact to customers from the flooding-related outage at Sierre," said Steve Fisher, president and CEO, Novelis Inc. "We also remain committed to sustainability and our goal of becoming carbon neutral by 2050. Our recently released fiscal year 2024 sustainability report highlighted the progress against this target and the 63% average recycled content rate in our products - a leading figure for the industry. Our success in these areas is the result of innovative approaches and technologies, and strong relationships with our customers who increasingly demand high-recycled content, lower-carbon aluminum products.”

Second Quarter Fiscal Year 2025 Financial Highlights
Net sales for the second quarter of fiscal year 2025 increased 5% versus the prior year period to $4.3 billion, mainly driven by higher average aluminum prices and a 1% increase in total flat rolled product shipments to 945 kilotonnes. Strong demand for beverage packaging sheet was mostly offset by lower shipments to some specialty end markets as well as lower automotive shipments due primarily to the impact from the flooding-related production interruption at our Sierre, Switzerland, plant during the second quarter this year.
Net income attributable to our common shareholder decreased 18% versus the prior year to $128 million in the second quarter of fiscal year 2025. The current year period includes $61 million in charges associated with the production interruptions at Sierre, as well as higher restructuring and impairment expense and lower operating performance, partially offset by a favorable change in metal price lag and unrealized derivatives year-over-year. Net income attributable to our common shareholder, excluding special items, was down 1% year-over-year to $179 million. Adjusted EBITDA decreased 5% versus the prior year to $462 million in the second quarter of fiscal year 2025, primarily driven by less favorable metal benefit due to a relatively rapid increase in aluminum scrap prices, unfavorable product mix, and a $25 million impact at Sierre as a result of the flood. These factors were partially offset by higher beverage packaging shipments. Adjusted EBITDA per tonne was down 6% year-over-year to $489.
Net cash flow provided by operating activities was $374 million in the first six months of fiscal year 2025 compared to $290 million in the prior fiscal year period, primarily due to favorable changes in working capital. Adjusted free cash flow was an outflow of $345 million in the first six months of fiscal year 2025, higher than the prior year period outflow of $300 million due to higher capital expenditures and partially offset by higher cash flow from operating activities. Total capital expenditures were $717 million for the first six months of fiscal year 2025, a 16% increase versus the prior year period, primarily attributed to strategic investments in new rolling and recycling capacity under construction, most notably in the U.S. for Bay Minette. The company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.5x at September 30, 2024.

"We are more focused than ever on diligently managing the balance sheet as we continue to progress the growth investments we have underway and navigate shifting market dynamics," said Devinder Ahuja, executive vice president and CFO, Novelis Inc.
The company had a total liquidity position of $2.1 billion, consisting of $1.1 billion in cash and cash equivalents and $1.0 billion in availability under committed credit facilities, as of September 30, 2024.

Sierre Flood Update
On June 30, 2024, our plant located in Sierre, Switzerland, was impacted by exceptional flooding caused by unprecedented heavy rainfall. All employees were safely evacuated; however, water entered the plant premises and plant operations were halted. During the six months ended September 30, 2024, the Company recognized charges of $101 million resulting from this event, including fixed asset and inventory charges, idle fixed costs, repairs and clean-up costs, and excess costs to fulfill customer contracts. The plant is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. We will record an insurance receivable based on the anticipated insurance proceeds when they can be reliably estimated. Production at the facility has been partially restored at the end of the second quarter of fiscal 2025 and is expected to return to normal production capability in the third quarter of fiscal 2025. We continue to estimate the total net cash impact from this event, after insurance, to be $80 million. The net impact to Adjusted EBITDA is estimated to be $30 million, of which $25 million is estimated to have occurred in the second quarter.

Second Quarter Fiscal Year 2025 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2025 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Wednesday, November 6, 2024. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=w4QE2UFd. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13749754&linkSecurityString=1d8acccfb8.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $16.2 billion in fiscal year 2024. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that insurance recoveries will be available for the Sierre outage, the amount and timing of the net cash and Adjusted EBITDA impacts from the Sierre outage, the timing of the resumption of production at the Sierre plant, and our expectations regarding the impact of lower availabilities and higher corresponding prices of scrap metal inputs on our business. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of flooding or other adverse weather phenomena; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine, attacks on shipping vessels in the Red Sea, and the ongoing conflicts in the Gaza Strip and the surrounding regions; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks related to rising inflation and prolonged periods of elevated interest rates; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; and conflicts of interest and disputes arising between Hindalco, our parent company, and the Company that could be resolve in a manner unfavorable to the Company. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net sales	$4,295	$4,107	$8,482	$8,198
Cost of goods sold (exclusive of depreciation and amortization)	3,610	3,477	7,091	6,978
Selling, general and administrative expenses	183	182	364	356
Depreciation and amortization	141	136	281	267
Interest expense and amortization of debt issuance costs	72	78	144	155
Research and development expenses	25	23	50	48
Loss on extinguishment of debt, net	—	5	—	5
Restructuring and impairment expenses, net	21	4	40	7
Equity in net income of non-consolidated affiliates	(2)	(4)	(3)	(7)
Other expenses (income), net	65	(2)	125	(29)
	4,115	3,899	8,092	7,780
Income before income tax provision	180	208	390	418
Income tax provision	51	51	111	105
Net income	129	157	279	313
Net income attributable to noncontrolling interest	1	—	—	—
Net income attributable to our common shareholder	$128	$157	$279	$313

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,071	$1,309
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of September 30, 2024, and March 31, 2024)	2,030	1,760
— related parties	138	161
Inventories	2,832	2,515
Prepaid expenses and other current assets	136	152
Fair value of derivative instruments	123	45
Assets held for sale	3	1
Total current assets	6,333	5,943
Property, plant and equipment, net	6,253	5,741
Goodwill	1,077	1,074
Intangible assets, net	526	545
Investment in and advances to non–consolidated affiliates	952	905
Deferred income tax assets	143	143
Other long-term assets
— third parties	271	274
— related parties	5	3
Total assets	$15,560	$14,628
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$30	$33
Short-term borrowings	868	759
Accounts payable
— third parties	3,419	2,992
— related parties	292	280
Fair value of derivative instruments	222	144
Accrued expenses and other current liabilities	587	627
Total current liabilities	5,418	4,835
Long-term debt, net of current portion	4,889	4,866
Deferred income tax liabilities	246	253
Accrued postretirement benefits	544	559
Other long-term liabilities	299	305
Total liabilities	11,396	10,818
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of September 30, 2024, and March 31, 2024	—	—
Additional paid-in capital	1,108	1,108
Retained earnings	3,351	3,072
Accumulated other comprehensive loss	(305)	(381)
Total equity of our common shareholder	4,154	3,799
Noncontrolling interest	10	11
Total equity	4,164	3,810
Total liabilities and equity	$15,560	$14,628

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$279	$313
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	281	267
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(46)	10
Loss on sale of assets, net	2	—
Non-cash restructuring and impairment charges	33	3
Loss on extinguishment of debt, net	—	5
Deferred income taxes, net	—	23
Equity in net income of non-consolidated affiliates	(3)	(7)
Loss (gain) on foreign exchange remeasurement of debt	15	(6)
Amortization of debt issuance costs and carrying value adjustments	6	7
Non-cash charges related to Sierre flooding	42	—
Other, net	2	3
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(202)	(90)
Inventories	(289)	(72)
Accounts payable	341	(110)
Other assets	21	21
Other liabilities	(108)	(77)
Net cash provided by operating activities	$374	$290
INVESTING ACTIVITIES
Capital expenditures	$(717)	$(618)
(Outflows) proceeds from investment in and advances to non-consolidated affiliates, net	(7)	12
(Outflows) proceeds from the settlement of derivative instruments, net	(1)	8
Other	6	8
Net cash used in investing activities	$(719)	$(590)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$64	$532
Principal payments of long-term and short-term borrowings	(68)	(531)
Revolving credit facilities and other, net	106	(24)
Debt issuance costs	—	(3)
Net cash provided by (used in) financing activities	$102	$(26)
Net decrease in cash, cash equivalents and restricted cash	(243)	(326)
Effect of exchange rate changes on cash	2	(14)
Cash, cash equivalents and restricted cash — beginning of period	1,322	1,511
Cash, cash equivalents and restricted cash — end of period	$1,081	$1,171

Cash and cash equivalents	$1,071	$1,158
Restricted cash (included in other long-term assets)	10	13
Cash, cash equivalents and restricted cash — end of period	$1,081	$1,171

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,		Year Ended	TTM Ended(1)
(in millions)	2024	2023	2024	2023	March 31, 2024	September 30, 2024
Net income attributable to our common shareholder	$128	$157	$279	$313	$600	$566
Net income attributable to noncontrolling interests	1	—	—	—	—	—
Income tax provision	51	51	111	105	218	224
Interest, net	67	74	131	144	275	262
Depreciation and amortization	141	136	281	267	554	568
EBITDA	$388	$418	$802	$829	$1,647	$1,620

Adjustment to reconcile proportional consolidation	$12	$11	$25	$25	$44	$44
Unrealized (gains) losses on change in fair value of derivative instruments, net	(9)	23	(16)	19	36	1
Realized losses (gains) on derivative instruments not included in Adjusted EBITDA	3	(1)	5	(4)	(6)	3
Loss on extinguishment of debt, net	—	5	—	5	5	—
Restructuring and impairment expenses, net(2)	21	4	40	7	42	75
Loss on sale or disposal of assets, net	1	—	2	—	6	8
Metal price lag	(21)	22	(14)	17	70	39
Sierre flood charges(3)	61	—	101	—	—	101
Other, net	6	2	17	7	29	39
Adjusted EBITDA	$462	$484	$962	$905	$1,873	$1,930
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2024, subtracting the amounts for the six months ended September 30, 2023, and adding the amounts for the six months ended September 30, 2024.
(2)Restructuring and impairment expenses, net for the three months ended September 30, 2024 includes $17 million related to the write-off of costs previously capitalized. In addition, restructuring and impairment, net for the six months ended September 30, 2024 includes $19 million related to the closure of the Buckhannon, West Virginia plant.
(3)Sierre flood charges relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended September 30,
	2024	2023
Adjusted EBITDA (in millions) (numerator)	$462	$484
Rolled product shipments (in kt) (denominator)	945	933
Adjusted EBITDA per tonne	$489	$519
_________________________
(1)Adjusted EBITDA per tonne may not recalculate due to rounding.

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2024	2023
Net cash provided by operating activities – continuing operations(1)	$374	$290
Net cash used in investing activities – continuing operations(1)	(719)	(590)
Adjusted Free Cash Flow	$(345)	$(300)
_________________________
(1)For the six months ended September 30, 2024 and 2023, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	September 30, 2024	March 31, 2024
Long–term debt, net of current portion	$4,889	$4,866
Current portion of long-term debt	30	33
Short-term borrowings	868	759
Unamortized carrying value adjustments	44	48
Cash and cash equivalents	(1,071)	(1,309)
Adjusted Net Debt	$4,760	$4,397

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	September 30, 2024	March 31, 2024
Adjusted Net Debt (numerator)	$4,760	$4,397
TTM Adjusted EBITDA (denominator)	$1,930	$1,873
Net Leverage Ratio	2.5	2.3

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items (unaudited) to Net Income attributable to our common shareholder
The following table presents net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2024	2023	2024	2023
Net income attributable to our common shareholder	$128	$157	$279	$313
Special Items:
Loss on extinguishment of debt, net	—	5	—	5
Metal price lag	(21)	22	(14)	17
Restructuring and impairment expenses, net	21	4	40	7
Sierre flooding(1)	61	—	101	—
Tax effect on special items	(10)	(8)	(23)	(7)
Net income attributable to our common shareholder, excluding special items	$179	$180	$383	$335
_________________________
(1)On June 30, 2024, our plant located in Sierre, Switzerland was impacted by exceptional flooding caused by unprecedented heavy rainfalls. As a result of this event, the Company recognized charges of $61 million and $101 million in the three and six months ended September 30, 2024, respectively.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$185	$63	$91	$122	$1	$462

Shipments (in kt)
Rolled products – third party	395	233	159	158	—	945
Rolled products – intersegment	1	—	39	4	(44)	—
Total rolled products	396	233	198	162	(44)	945

Selected Operating Results Three Months Ended September 30, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$208	$100	$82	$93	$1	$484

Shipments (in kt)
Rolled products – third party	390	252	155	136	—	933
Rolled products – intersegment	—	4	20	8	(32)	—
Total rolled products	390	256	175	144	(32)	933

Selected Operating Results Six Months Ended September 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$368	$153	$183	$254	$4	$962

Shipments (in kt)
Rolled products – third party	783	494	318	301	—	1,896
Rolled products – intersegment	1	2	74	15	(92)	—
Total rolled products	784	496	392	316	(92)	1,896

Selected Operating Results Six Months Ended September 30, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$374	$188	$169	$177	$(3)	$905

Shipments (in kt)
Rolled products – third party	760	497	308	247	—	1,812
Rolled products – intersegment	—	9	43	16	(68)	—
Total rolled products	760	506	351	263	(68)	1,812